UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 28, 2008
Park National Corporation

(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 North Third Street, P.O. Box 3500, Newark, Ohio	43058-35

(Address of principal executive offices)	(Zip Code)
(740) 349-8451

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 — Other Events
     On October 28, 2008, the Executive Committee of Park National Corporation (“Park”) determined that it may be in the best interests of Park and its shareholders to participate in the voluntary Capital Purchase Program (“CPP”) as part of the Troubled Asset Relief Program (“TARP”). The Executive Committee authorized management to perform a comprehensive review of the CPP, and if suitable, apply for participation in the CPP up to the maximum of 3% of total risk-based assets, which would be approximately $140 million.
The TARP Capital Purchase Program was created by the U.S. Department of Treasury under authority provided in the Emergency Economic Stabilization Act of 2008, in order to restore stability to the U.S. financial system. The Department of Treasury’s term sheet describing the CPP is available on the Department’s website at http://www.ustreas.gov.
Determination of Record Date for Special Meeting of the Shareholders of Park
Because Park is not currently authorized to issue preferred shares under its Articles of Incorporation, it would be necessary for Park to amend Article FOURTH of its Articles of Incorporation to authorize preferred shares in order for Park to participate in the CPP. Therefore, the Executive Committee has determined that it is in the best interest of Park and its shareholders to call a Special Meeting of Shareholders for the purpose of considering and voting on the adoption of a proposed amendment to Article FOURTH to authorize Park to issue preferred shares. The Executive Committee has set the date of the Special Meeting of Shareholders as December 5, 2008, with the close of business on November 6, 2008 as the record date for determining shareholders entitled to vote at the Special Meeting of Shareholders. The approval of two-thirds of the outstanding common shares of Park will be necessary to adopt the proposed amendment.
Park intends to file a proxy statement and other materials with the SEC in connection with the Special Meeting. Park shareholders are urged to read the proxy statement and these other materials when they become available because they will contain important information about the business to be conducted at the Special Meeting.
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SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION

Dated: October 28, 2008	By:	/s/ John W. Kozak

John W. Kozak Chief Financial Officer

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